UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM S-8

REGISTRATION STATEMENT
FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: July 11, 2003
___________________________________
ABCI Holdings, Inc.
( Exact name of registrant as specified in its charter)

Delaware	86-0214815
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2003 STOCK INCENTIVE PLAN
__________________________________________________________
(Full Title of Plan)

Post Office Box 1688
Solana Beach, California 92075
(858) 523-1112
(Address of principal executive offices)
________________________________________________

Mark L. Baum
Chairman and CEO
Post Office Box 1688
Solana Beach, California 92075
(Name and address of agent for service)

(858) 523-1112
(Telephone number, including area code of agent for service)

WITH A COPY TO:

The Baum Law Firm
Mark L. Baum
Post Office Box 1688
Solana Beach, California 92075
858-523-1112

Title of securities to be registered	Amount to be Registered (2)	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee (3)
Common Stock ($.001 par value)	5,000,000	$.01	$50,000	$4.05

(1)
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993. The calculation of the registration fee is based upon a per share price of $0.01which was the average (rounded to the nearest penny) of the high and low sales prices of the Registrant’s common stock on the three days preceding July 8, 2003, as reported on the Over-the-Counter Electronic Bulletin Board.

PROSPECTUS

ABCI Holdings, Incorporated
Mark L. Baum
Post Office Box 1688
Solana beach, California 92075

(5,000,000 SHARES OF COMMON STOCK)

This Prospectus relates to the offer and sale by ABCI HOLDINGS, INC., ("ABCI"), a Delaware corporation ("the Company") of shares of its $.0001 par value common stock (the "Common Stock) pursuant to its 2003 STOCK INCENTIVE PLAN where by certain individuals receive stock options to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration, to the Employee, Officer, Director or Consultant, 5,000,000 shares of the Common Stock in consideration for services rendered and/or to be rendered and payments made under the 2003 Stock Incentive Plan.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is listed on the OTC bulletin board under the symbol ABCI.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July 8, 2003

This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.
A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to:

ABCI HOLDINGS, INC.
PO Box 1688
Solana Beach, California 92075

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is presently quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD) in the near future. Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington, D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to anyone to whom it is unlawful to make an offer or solicitation

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS	5
ITEM 1. PLAN GENERAL INFORMATION	6
The Company	6
Purpose	6
Common Stock	6
The Company's Second Amended Stock Incentive Plan	6
No Restrictions on Transfer	6
Tax Treatment of the Individual	6
Tax Treatment to the Company	6
Restrictions on Resales	6
DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION	7
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
Legal Opinion and Experts	7
Indemnification of Officers and Directors	7
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	8
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE	8
ITEM 4. DESCRIPTION OF SECURITIES	8
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL	8
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS	8-9
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED	9
ITEM 8. EXHIBITS	9
ITEM 9. UNDERTAKINGS	9
EXHIBIT INDEX	12

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GENERAL INFORMATION

The Company

The Company has its principal offices at PO Box 1688, Solana Beach, CA 92075.

Purposes

The Common Stock will be issued by the Company pursuant to its 2003 STOCK INCENTIVE PLAN which has been approved by the Board of Directors of the Company (the "Board of Directors"). The Stock Incentive Plan is to provide a method whereby the Company’s current employees, officers, directors and non-employees may be financially stimulated, thereby allowing the Company to secure and retain highly qualified employees, non-employees, officers and directors, ultimately advancing the interests of the Company and all of its shareholders. A copy of the 2003 STOCK INCENTIVE PLAN has been filed as an exhibit to this Registration Statement.

Common Stock

The Board has authorized the issuance of up to 5,000,000 shares of the Common stock to the Company’s Stock Incentive Plan upon effectiveness of this registration Statement.

No Restrictions on Transfer

Upon exercise of an option or warrant, or upon deliverance of shares related to this Registration Statement, that individual will become the record and beneficial owners of the shares of Common Stock and will be entitled to all of the rights of ownership, including the right to vote any shares awarded, and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Individual

The individuals receiving shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal tax purposes. The recipient is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

The Company hereby incorporates by reference: (a) Registrant's latest Annual Report on Form 10-KSB, made pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed; (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above, covered by the Registration document; and (c) all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In addition, all further documents filed by the Company pursuant to Section 13, 4, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: ABCI HOLDINGS, INC., at PO Box 1688, Solana Beach, CA 92075.

Legal Opinions and Experts

Mark L. Baum has rendered an opinion on the validity of the securities being registered. Mr. Baum is an "affiliate" of the Company.

The financial statements of ABCI HOLDINGS, INC., incorporated by reference in the Company's Annual Report (Form 10-KSB) for the period ended December 31, 2002 have been audited by Wong Johnson & Associates, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a)    Registrant's latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

(c)    The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.    Description of Securities

No description of the class of securities ($.001 Par value Common Stock) is required under this item because the common Stock is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel

Mr. Baum, whose firm is rendering the legal opinion for this registration, is the Chairman and CEO of the Company and does provide the Company with legal and other consulting services.

Item 6.    Indemnification of Directors and Officers

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable.

The following is a brief summary of certain indemnification provisions of ABCI Holdings' Articles of Incorporation and the laws of the state of Delaware.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the discussed section of the Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling ABCI HOLDINGS pursuant to the foregoing provisions, ABCI HOLDINGS has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Exemption from Registration Claimed

Not Applicable.

Item 8.    Exhibits

(a)    The following exhibits are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation SB and are specifically incorporated herein by this reference:

Exhibit No.	Title
4.	Not Applicable
5.	Opinion of Mark L. Baum regarding the legality of the securities registered.
10.	2003 STOCK INCENTIVE PLAN
15.	Not Required
23.1
Consent of Mark L. Baum, special counsel to the registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

23.2	Consent of Wong Johnson & Associates
27.	Not Required
28.	Not Required
29.	Not Required

Item 9.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

(iii)    include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in the City of San Diego, California on the ___th day of July 2003.

ABCI HOLDINGS, INC. (Registrant)

By:   /s/ Mark L. Baum
Mark L. Baum, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ford Sinclair, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Mark L. Baum	Chairman and CEO	July 8, 2003

FORM S-8 REGISTRATION STATEMENT

EXHIBIT INDEX

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number In Registration Statement	Descriptions	Numbered Page
5.	Opinion of Counsel	13
10.	2003 STOCK INCENTIVE PLAN	15
23.1	Consent of Mark L. Baum	22
23.2	Consent of Wong Johnson & Associates, CPAs	23

[LETTER HEAD OF THE BAUM LAW FIRM]

Mark L. Baum, Chief Executive Officer
ABCI HOLDINGS, INC.
PO Box 1688
Solana Beach, CA 92075

Re: Legal Opinion for S-8 Registration Statement

Dear Mr. Baum:

At your request, I have examined the form of Registration Statement which ABCI HOLDINGS, INC. ("Company") is filing with the Securities and Exchange Commission, on Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of your Common Stock (the "Stock") issuable pursuant to satisfaction of conditions set forth in the 2003 STOCK INCENTIVE PLAN of the Company (the "Plan").

In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

1.    Certificate of Incorporation of the Company, as amended to date;

2.    Bylaws of the Company, as amended to date;

3.    Resolutions adopted by the Board of Directors of the Company authorizing entry into the 2003 STOCK INCENTIVE PLAN;

4.    The Registration Statement;

5.    The 2003 STOCK INCENTIVE PLAN which the shares are being registered in the Registration Statement.

I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records. Based upon the foregoing, it is my opinion that: (i) the Stock to be issued under the 2003 STOCK INCENTIVE PLAN, subject to the effectiveness of the Registration Statement and compliance with applicable blue sky laws, and execution of necessary documents in accordance with the 2003 STOCK INCENTIVE PLAN as contemplated, when issued, will be duly and validly authorized, fully paid and non-assessable; and (ii) no consent, approval, order or authorization of any regulatory board, agency, or instrumentality having jurisdiction over the Company or its properties (other than registration under the Act or qualification under state securities or Blue Sky laws or clearance from the NASD) is required for the valid authorization, issuance and delivery of the Stock, or, if required, it has been obtained and is in full force and effect.

I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the stock delivered upon fulfillment of the Stock Incentive Plan is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock issued as described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Very truly yours,

Mark L. Baum
/s/ Mark L. Baum

2003 STOCK INCENTIVE PLAN

ABCI HOLDINGS, INC.

1.  GENERAL PROVISIONS .

1.1    Purpose .

The ABCI HOLDINGS, INC. 2003 STOCK INCENTIVE PLAN ("Plan") is intended to allow designated directors, officers, employees, and certain non-employees (all of whom are sometimes collectively referred to herein as "Employees") of ABCI HOLDINGS, INC., a Delaware corporation ("ABCI") and its Subsidiaries (as that term is defined below) which it may have from time to time (ABCI and such Subsidiaries are referred to herein as the "Company") to receive certain options ("Stock Options") or warrants ("Stock Warrants") to purchase ABCI's common stock, no par value ("Common Stock"), and to receive grants of Common Stock subject to certain restrictions ("Awards"). As used in this Plan, the term "Subsidiary" shall mean each corporation which is a "subsidiary corporation" of ABCI within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of this Plan is to provide Employees with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company, and to attract and retain Employees of exceptional ability.

1.2    Administration .

1.2.1    The Plan shall be administered by the Compensation Committee (the "Committee") of, or appointed by, the Board of Directors of ABCI (the "Board"). The Committee shall select one of its members as Chairman and shall act by vote of a majority of a quorum, or by unanimous written consent. A majority of its members shall constitute a quorum. The Committee shall be governed by the provisions of ABCI's Bylaws and of Delaware law applicable to the Board, except as otherwise provided herein or determined by the Board.

1.2.2    The Committee shall have full and complete authority, in its discretion, but subject to the express provisions of the Plan: to approve the Employees nominated by the management of the Company to be granted Awards or Stock Options; to determine the number of Awards or Stock Options to be granted to an Employee; to determine the time or times at which Awards or Stock Options shall be granted; to establish the terms and conditions upon which Awards or Stock Options may be exercised; to remove or adjust any restrictions and conditions upon Awards or Stock Options; to specify, at the time of grant, provisions relating to exercisability of Stock Options and to accelerate or otherwise modify the exercisability of any Stock Options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Committee, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

1.2.3    The Company hereby agrees to indemnify and hold harmless each Committee member and each Employee of the Company, and the estate and heirs of such Committee member or Employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or Employee, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Stock Option granted pursuant to the Plan.

1.3    Eligibility and Participation .

Employees eligible under the Plan shall be approved by the Committee from those Employees who, in the opinion of the management of the Company, are in positions which enable them to make significant and extraordinary contributions to the long-term performance and growth of the Company. In selecting Employees to whom Stock Options or Awards may be granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

1.4    Shares Subject to the Plan .

The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be Five Million (5,000,000) shares subject to adjustment pursuant to the provisions of paragraph 4.1. If shares of Common Stock awarded or issued under the Plan are reacquired by the Company due to forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan. If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder shall again be available for purposes of the Plan.

2.    PROVISIONS RELATING TO STOCK OPTIONS .

2.1    Grants of Stock Options .

The Committee may grant Stock Options in such amounts, at such times, and to such Employees nominated by the management of the Company as the Committee, in its discretion, may determine. Stock Options granted under the Plan shall constitute "incentive stock options" within the meaning of Section 422 of the Code, if so designated by the Committee on the date of grant. The Committee shall also have the discretion to grant Stock Options which do not constitute incentive stock options, and any such Stock Options shall be designated non-statutory stock options by the Committee on the date of grant. The aggregate fair market value (determined as of the time an incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Employee during any one calendar year (under all plans of the Company and any parent or subsidiary of the Company) may not exceed the maximum amount permitted under Section 422 of the Code (currently one hundred thousand dollars ($100,000.00)). Non-Statutory Stock Options (“NSO”) shall not be subject to the limitations relating to incentive stock options contained in the preceding sentence. Each Stock Option shall be evidenced by a written agreement (the "Option Agreement") in a form approved by the Committee, which shall be executed on behalf of the Company and by the Employee to whom the Stock Option is granted, and which shall be subject to the terms and conditions of this Plan. In the discretion of the Committee, Stock Options may include provisions (which need not be uniform), authorized by the Committee in its discretion, that accelerate an Employee's rights to exercise Stock Options following a "Change in Control," as such term is defined in paragraph 3.1 hereof. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued to such holder.

2.2    Purchase Price .

The purchase price (the "Exercise Price") of shares of Common Stock subject to each NSO ("Option Shares") shall be equal to whatever price is established by the Committee, in its sole discretion, on the date of the grant. The Exercise Price of Incentive Stock Options shall be the fair market value of the options on the date of the grant thereof. For an Employee holding stock possessing more than ten percent (10%) percent of the total combined voting power of all classes of stock of the Company, the Exercise Price of an Incentive Stock Option shall be at least one hundred ten percent (110%) of the fair market value of the Common Stock and such option.

2.3    Option Period .

The Stock Option period (the "Term") shall commence on the date of grant of the incentive Stock Option and shall be five (5) years or such shorter period as is determined by the Committee; the Term for an incentive Stock Option granted to an Employee holding stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be five (5) years from the date such option is granted. The Term for NSOs shall be whatever period, if any, is set by the Board. Each Stock Option shall provide that it is exercisable over its term in such periodic installments as the Committee in its sole discretion may determine. Such provisions need not be uniform. Notwithstanding the foregoing, but subject to the provisions of paragraphs 1.2.2 and 2.1, Stock Options granted to Employees who are subject to the reporting requirements of Section 16(a) of the Exchange Act ("Section 16 Reporting Persons") shall not be exercisable until at least six (6) months and one day from the date the Stock Option is granted.

2.4    Exercise of Options .

2.4.1    Each Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by paragraph 2.4.2. Payment may be made (i) in cash, (ii) by cashier's or certified check, (iii) by surrender of previously owned shares of the Company's Common Stock valued pursuant to paragraph 2.2 (if the Committee authorizes payment in stock in its discretion), (iv) by withholding from the Option Shares which would otherwise be issuable upon the exercise of the Stock Option that number of Option Shares equal to the exercise price of the Stock Option, if such withholding is authorized by the Committee in its discretion, (v) in the discretion of the Committee, by the delivery to the Company of the optionee's promissory note secured by the Option Shares, bearing interest at a rate sufficient to prevent the imputation of interest under Sections 483 or 1274 of the Code, and having such other terms and conditions as may be satisfactory to the Committee, or (vi) cashless exercise program as established by ABCI.

2.4.2    Exercise of each Stock Option is conditioned upon the agreement of the Employee to the terms and conditions of this Plan and of such Stock Option as evidenced by the Employee's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Committee in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Employee that: (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933 (the "Securities Act") or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability, (d) if the Employee is a Section 16 Reporting Person, the Employee will furnish to the Company a copy of each Form 4 or Form 5 filed by said Employee and will timely file all reports required under federal securities laws, and (e) the Employee will report all sales of Option Shares to the Company in writing on a form prescribed by the Company.

2.4.3    No Stock Option shall be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. The Company will use reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act for the issuance of Stock Options and shares acquired thereunder, but there may be times when no such Registration Statement will be currently effective. The exercise of Stock Options may be temporarily suspended without liability to the Company during times when no such Registration Statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Stock Option would expire for any reason except the end of its term during such a suspension, then if exercise of such Stock Option is duly tendered before its expiration, such Stock Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any Registration Statement covering resales of Option Shares.

2.5    Restrictions on Transfer .

Each Stock Option granted under this Plan shall be transferable only by will or the laws of descent and distribution. No interest of any Employee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during an Employee's lifetime only by such Employee or by such Employee's legal representative.

3.    PROVISIONS RELATING TO AWARDS .

3.1    Grant of Awards .

Subject to the provisions of the Plan, the Committee shall have full and complete authority, in its discretion, but subject to the express provisions of this Plan, to (i) grant Awards pursuant to the Plan, (ii) determine the number of shares of Common Stock subject to each Award ("Award Shares"), (iii) determine the terms and conditions (which need not be identical) of each Award, including the consideration (if any) to be paid by the Employee for such Common Stock, which may, in the Committee's discretion, consist of the delivery of the Employee's promissory note meeting the requirements of paragraph 2.4.1, (iv) establish and modify performance criteria for Awards, and (v) make all of the determinations necessary or advisable with respect to Awards under the Plan. Each award under the Plan shall consist of a grant of shares of Common Stock subject to a restriction period (after which the restrictions shall lapse), which shall be a period commencing on the date the award is granted and ending on such dates as the Committee shall determine (the "Restriction Period"). The Committee may provide for the lapse of restrictions in installments, for acceleration of the lapse of restrictions upon the satisfaction of such performance or other criteria or upon the occurrence of such events as the Committee shall determine.

3.2    Incentive Agreements .

Each Award granted under the Plan shall be evidenced by a written agreement (an "Incentive Agreement") in a form approved by the Committee and executed by the Company and the Employee to whom the Award is granted. Each Incentive Agreement shall be subject to the terms and conditions of the Plan and other such terms and conditions as the Committee may specify.

3.3    Waiver of Restrictions .

The Committee may modify or amend any Award under the Plan or waive any restrictions or conditions applicable to such Awards; provided, however, that the Committee may not undertake any such modifications, amendments or waivers if the effect thereof materially increases the benefits to any Employee, or adversely affects the rights of any Employee without his or her consent.

3.4    Terms and Conditions of Awards .

3.4.1    Upon receipt of an Award of shares of Common Stock under the Plan, even during the Restriction Period, an Employee shall be the holder of record of the shares and shall have all the rights of a shareholder with respect to such shares, subject to the terms and conditions of the Plan and the Award.

3.4.2    Except as otherwise provided in this paragraph 3.4, no shares of Common Stock received pursuant to the Plan shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period applicable to such shares. Any purported disposition of such Common Stock in violation of this paragraph 3.4.2 shall be null and void.

3.4.3    The Committee may require under such terms and conditions as it deems appropriate or desirable that (i) the certificates for Common Stock delivered under the Plan are to be held in custody by the Company or a person or institution designated by the Company until the Restriction Period expires, (ii) such certificates shall bear a legend referring to the restrictions on the Common Stock pursuant to the Plan, and (iii) the Employee shall have delivered to the Company a stock power endorsed in blank relating to the Common Stock.

4.    MISCELLANEOUS PROVISIONS .

4.1    Adjustments Upon Change in Capitalization .

4.1.1    The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (but not the total price), the maximum number of Stock Options that may be granted under the Plan, the minimum number of shares as to which a Stock Option may be exercised at anyone time, and the number and class of shares subject to each outstanding Award, shall be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of Common Stock which results from a split-up or consolidation of shares, payment of a stock dividend or dividends exceeding a total of five percent (5%) for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to they’re terms), a combination of shares or other like capital adjustment, so that (i) upon exercise of the Stock Option, the Employee shall receive the number and class of shares such Employee would have received had such Employee been the holder of the number of shares of Common Stock for which the Stock Option is being exercised upon the date of such change or increase or decrease in the number of issued shares of the Company, and (ii) upon the lapse of restrictions of the Award Shares, the Employee shall receive the number and class of shares such Employee would have received if the restrictions on the Award Shares had lapsed on the date of such change or increase or decrease in the number of issued shares of the Company.

4.1.2    Upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which is not the surviving corporation or in which ABCI survives as a wholly-owned subsidiary of another corporation, or upon a sale of all or substantially all of the property of the Company to another corporation, or any dividend or distribution to shareholders of more than ten percent (10%) of the Company's assets, adequate adjustment or other provisions shall be made by the Company or other party to such transaction so that there shall remain and/or be substituted for the Option Shares and Award Shares provided for herein, the shares, securities or assets which would have been issuable or payable in respect of or in exchange for such Option Shares and Award Shares then remaining, as if the Employee had been the owner of such shares as of the applicable date. Any securities so substituted shall be subject to similar successive adjustments.

4.2    Withholding Taxes .

The Company shall have the right at the time of exercise of any Stock Option, the grant of an Award, or the lapse of restrictions on Award Shares, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise ("Tax Liability"), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Committee in its sole and absolute discretion in the particular case: (i) by requiring the Employee to tender a cash payment to the Company, (ii) by withholding from the Employee's salary, (iii) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option, or from the Award Shares on their grant or date of lapse of restrictions, that number of Option Shares or Award Shares having an aggregate fair market value (determined in the manner prescribed by paragraph 2.2) as of the date the withholding tax obligation arises in an amount which is equal to the Employee's Tax Liability or (iv) by any other method deemed appropriate by the Committee. Satisfaction of the Tax Liability of a Section 16 Reporting Person may be made by the method of payment specified in clause (iii) above only if the following two conditions are satisfied:

(a)    the withholding of Option Shares or Award Shares and the exercise of the related Stock Option occur at least six (6) months and one day following the date of grant of such Stock Option or Award; and

(b)    the withholding of Option Shares or Award Shares is made either (i) pursuant to an irrevocable election ("Withholding Election") made by such Employee at least six months in advance of the withholding of Options Shares or Award Shares, or (ii) on a day within a ten (10) day "window period" beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings. Anything herein to the contrary notwithstanding, a Withholding Election may be disapproved by the Committee at any time.

4.3    Relationship to Other Employee Benefit Plans .

Stock Options and Awards granted hereunder shall not be deemed to be salary or other compensation to any Employee for purposes of any pension, thrift, profit-sharing, stock purchase or any other employee benefit plan now maintained or hereafter adopted by the Company.

4.4    Amendments and Termination .

The Board of Directors may at any time suspend, amend or terminate this Plan. No amendment, except as provided in paragraph 2.8, or modification of this Plan may be adopted, except subject to stockholder approval, which would: (a) materially increase the benefits accruing to Employees under this Plan, (b) materially increase the number of securities which may be issued under this Plan (except for adjustments pursuant to paragraph 4.1 hereof), or (c) materially modify the requirements as to eligibility for participation in the Plan.

4.5    Successors in Interest .

The provisions of this Plan and the actions of the Committee will be binding upon all heirs, successors and assign of the Company and of Employees.

4.6    Other Documents .

All documents prepared, executed or delivered in connection with this Plan (including, without limitation, Option Agreements and Incentive Agreements) will be, in substance and form, as established and modified by the Committee; provided, however, that all such documents will be subjects in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan will prevail.

4.7    No Obligation to Continue Employment .

This Plan and grants hereunder will not impose any obligation on the Company to continue to employ any Employee. Moreover, no provision of this Plan or any document executed or delivered pursuant to this Plan will be deemed modified in any way by any employment contract between an Employee (and other employee) and the Company.

4.8    Misconduct of an Employee .

Notwithstanding any other provision of this Plan, if an Employee commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimically to the best interests of the Company, as determined by the Committee, in its sole and absolute discretion, such Employee shall forfeit all rights and benefits under this Plan.

4.9    Term of Plan .

This Plan was adopted by the Board effective June 27, 2003. No Stock Options or Awards may be granted under this Plan after December 31, 2013

4.10    Governing Law .

This Plan shall be construed in accordance with, and governed by, the laws of the State of Delaware.

4.11    Shareholder Approval .

No Stock Option shall be exercisable, or Award granted, unless and until the Directors of the Company have approved this Plan and all other legal requirements have been fully complying with. In addition, no incentive Stock Option shall be granted until approved by a majority of Directors of the ABCI.

4.12    Assumption Agreements .

The Company will require each successor, (direct or indirect, whether by purchase, merger, consolidation or otherwise), to all or substantially all of the business or assets of the Company, prior to the consummation of each such transaction, to assume and agree to perform the terms and provisions remaining to be performed by the Company under each Incentive Agreement and Stock Option and to preserve the benefits to the Employees thereunder. Such assumption and agreement shall be set forth in a written agreement in form and substance satisfactory to the Committee (an "Assumption Agreement"), and shall include such adjustments, if any, in the application of the provisions of the Incentive Agreements and Stock Options and such additional provisions, if any, as the Committee shall require and approve, in order to preserve such benefits to the Employees. Without limiting the generality of the foregoing, the Committee may require an Assumption Agreement to include satisfactory undertakings by a successor:

(a)    to provide liquidity to the Employees at the end of the Restriction Period applicable to Common Stock awarded to them under the Plan, or on the exercise of Stock Options;

(b)    if the succession occurs before the expiration of any period specified in the Incentive Agreements for satisfaction of performance criteria applicable to the Common Stock awarded thereunder, to refrain from interfering with the Company's ability to satisfy such performance criteria or to agree to modify such performance criteria and/or waive any criteria that cannot be satisfied as a result of the succession;

(c)    to require any future successor to enter into an Assumption Agreement; and

(d)    to take or refrain from taking such other actions as the Committee may require and approve, in its discretion.

The Committee referred to in this paragraph 4.12 is the Committee appointed by a Board of Directors in office prior to the succession then under consideration.

4.13    Compliance With Rule 16b-3 .

Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

IN WITNESS WHEREOF, this Plan has been executed as of the 11th day of July, 2003.

ABCI HOLDINGS, INC.

By:   /s/ Mark L. Baum
    Mark L. Baum, Chief Executive Officer

The Baum Law Firm
(Letterhead)

CONSENT OF COUNSEL

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock issued as described in the Registration Statement in connection with the offering described therein.

By:   /s/ Mark L. Baum
Mark L. Baum
Special Counsel to ABCI HOLDINGS, INC.

Wong Johnson & Associates

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in this Registration Statement of ABCI HOLDINGS, INC. on Form S-8 of our report in the Annual Report of Form 10-KSB of ABCI HOLDINGS, INC. for year ended December 31, 2002.

By:   /s/ Wong Johnson & Associates
Wong Johnson & Associates

July 8, 2003

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this Form S-8, dated July 8, 2003, that references to our report dated April 16, 2002 with respect to the Financial Statements of ABCI Holdings, Incorporated, for the year ended December 31, 2001.

/s/ Matranga & Correia CPA
Matranga & Correia CPA
March ___, 2003
La Jolla, California